Exhibit 99.1

The New York Times Company Reports 2010 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--April 22, 2010--The New York Times Company announced today 2010 first-quarter results.

  Operating profit excluding depreciation, amortization, severance and a special item in 2009 grew more than fivefold to $83.3 million in the first quarter of 2010 compared with $16.4 million in the first quarter of 2009. On a GAAP basis, the Company had an operating profit of $52.7 million in the first quarter of 2010 compared with an operating loss of $61.7 million in the first quarter of 2009.
  Operating costs excluding depreciation, amortization and severance declined 14.6 percent in the first quarter of 2010 versus the first quarter of 2009. On a GAAP basis, the Company’s operating costs declined 18.0 percent in the first quarter of 2010 versus the first quarter of 2009.
  Diluted earnings per share from continuing operations excluding severance and the special items discussed below grew 132.4 percent to $.11 per share in the first quarter of 2010 compared with a diluted loss per share of $.34 in the same period of 2009. On a GAAP basis, the Company had diluted earnings per share from continuing operations of $.08 per share in the first quarter of 2010 compared with a diluted loss per share of $.52 in the first quarter of 2009.
  The Company continues to improve its liquidity, reducing its debt, net of cash and cash equivalents by approximately one third to $671 million from its balance at the beginning of 2009. The majority of the Company’s debt matures in 2015 or later.

Total revenues were down 3.2 percent in the quarter, a significant improvement from the fourth quarter 2009 decline of 11.5 percent.

“We were very pleased to report continued strong improvement in our operating performance,” said Janet L. Robinson, president and chief executive officer. “In the first quarter, we experienced significant positive trending in both print and digital advertising revenues relative to the fourth quarter. As the quarter progressed we saw acceleration in the rate of advertiser spending across our newspapers, Web sites and other platforms, reflecting a firming of economic conditions. The Company’s continued progress in our long-term strategy to restructure our cost base and reposition our businesses also contributed to the growth in our operating profit. Our liquidity position improved during the first quarter as a result of strong cash flow from operations, which provided us with increased financial flexibility.

“Strong growth in digital advertising revenues, which rose 18 percent, significantly offset a 12 percent decrease in print advertising and held our total advertising revenue decline to approximately 6 percent compared with the first quarter of 2009.

“Circulation revenues continued to grow and were up approximately 4 percent as we were able to command higher subscription and newsstand prices at The New York Times and The Boston Globe. This positive result emphasizes that our journalism is highly valued by our readers.

“Advertising revenues at the About Group rose an impressive 30 percent bolstered by strong growth in both cost-per-click and display advertising.

“Our results clearly demonstrate the positive impact of transitioning into an increasingly multiplatform company, as we continue to extend our content to new devices and our reach to new audiences. Online advertising revenues have become a much more significant part of our mix and made up 26 percent of our advertising revenues in the first quarter, up from 20 percent in the prior year.

“Once again strong cost control was a leading contributor to our improved operating performance in the quarter. The aggressive actions we have taken to permanently re-engineer our cost base in recent years are evidenced in the 18 percent decline in operating expenses. While we will remain vigilant in managing our costs, we expect these savings trends to moderate during the remainder of the year.

“In the early part of the second quarter, revenue trends for print advertising are expected to improve from the levels of the first quarter, while digital advertising is expected to trend similarly to the first quarter, with increases in the high teens.

“We believe with the significant progress we are making in reinventing our enterprise, providing even more compelling journalism, creating new products, becoming more productive and expanding our reach, we are well-positioned to thrive in the evolving media marketplace.”

Comparisons

All quarterly comparisons exclude the results of WQXR-FM, a New York City classical radio station, which was sold in the fourth quarter of 2009, and are reported as discontinued operations.

The first-quarter 2010 results from continuing operations included the following special items:

  A $12.7 million pre-tax gain, included within income from joint ventures, from the sale of an asset at one of the paper mills in which the Company has an investment. The Company’s share of the pre-tax gain, after eliminating the noncontrolling interest portion, is $10.2 million ($6.4 million after tax or $.04 per share).
  A $10.9 million ($.07 per share) one-time tax charge for the reduction in future tax benefits for retiree health benefits resulting from the recently issued federal health care legislation.

The first-quarter 2009 results from continuing operations included the following special item:

  An estimated loss on leases at City & Suburban (C & S) of $16.4 million ($9.6 million after tax or $.07 per share), the Company’s retail and newsstand distribution subsidiary, which was closed on January 4, 2009.

In addition to these special items, the Company had $0.2 million in severance costs in the first quarter of 2010 compared with $25.0 million ($15.3 million after tax or $.11 per share) in the first quarter of 2009, which were primarily at the New England Media Group.

Unless otherwise noted all comparisons are for the first quarter of 2010 to the first quarter of 2009. This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

First-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 3.2 percent to $587.9 million from $607.1 million. Advertising revenues declined 6.1 percent, circulation revenues rose 3.5 percent, and other revenues decreased 15.5 percent.

The increase in digital advertising revenues, which rose 18.3 percent, was more than offset by a 12.3 percent decrease in print advertising revenues.

Circulation revenues rose because of higher subscription and newsstand prices at The New York Times and The Boston Globe, offset in part by volume declines across the News Media Group.

Other revenues decreased 15.5 percent, mainly because of lower commercial printing and digital archive revenues and the closure of C & S.

Operating Costs

Operating costs decreased 18.0 percent to $535.2 million from $652.5 million. Depreciation and amortization decreased to $30.4 million from $36.7 million in the first quarter of 2009 primarily due to the accelerated depreciation expense recognized in the first quarter of 2009 for assets at the Billerica, Mass., printing facility.

Excluding depreciation, amortization and severance, operating costs were down 14.6 percent to $504.6 million from $590.7 million as reductions occurred in nearly all major expense categories as a result of cost-saving initiatives. About half of the savings are from reductions in compensation and newsprint expense. Newsprint expense declined 36.9 percent, with 25.4 percent from lower pricing and 11.5 percent from lower consumption.

First-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 4.7 percent to $553.2 million from $580.3 million. Advertising revenues declined 9.1 percent, circulation revenues rose 3.5 percent, and other revenues decreased 16.5 percent.

Print advertising revenues were weak across the News Media Group resulting in a 12.3 percent decline. Digital advertising revenues grew 11.2 percent, partially offsetting the print decline.

Circulation revenues rose because of higher subscription and newsstand prices at The New York Times and The Boston Globe, offset in part by volume declines across the News Media Group.

Other revenues decreased primarily due to lower commercial printing and digital archive revenues and the closure of C & S.

News Media Group operating costs decreased 18.4 percent to $504.7 million from $618.3 million. Excluding depreciation, amortization and severance, operating costs decreased 14.9 percent to $477.0 million from $560.4 million as reductions occurred in nearly all major expense categories as a result of cost-restructuring initiatives. About half of the savings are from reductions in compensation and newsprint expense.

Operating profit for the News Media Group was $48.5 million in the first quarter of 2010 compared with an operating loss of $54.3 million in the first quarter of 2009. Excluding depreciation, amortization, severance and a special item in the first quarter of 2009, operating profit in the first quarter of 2010 was $76.2 million compared with $19.8 million, primarily due to lower operating costs. The first quarter of 2009 included significant losses at the New England Media Group, which includes The Boston Globe, the Worcester Telegram & Gazette and their Web sites.

About Group

About Group revenues increased 29.3 percent to $34.7 million from $26.8 million due to higher cost-per-click and display advertising.

About Group operating costs increased 1.4 percent to $18.1 million from $17.9 million. Excluding depreciation, amortization and severance, operating costs increased 2.9 percent to $15.2 million from $14.8 million primarily because of higher content costs.

Operating profit rose 85.0 percent to $16.6 million from $9.0 million. Excluding depreciation, amortization and severance, operating profit increased 61.7 percent to $19.5 million from $12.0 million, mainly due to higher advertising revenues.

Corporate

Corporate operating costs decreased 24.1 percent in the first quarter of 2010 compared with the first quarter of 2009 primarily due to lower benefits expense and lower professional fees.

Other Financial Data

Internet Revenues

Internet businesses include NYTimes.com, About.com, Boston.com and other Company Web sites. In the first quarter, total Internet revenues increased 15.5 percent to $90.4 million from $78.2 million, and Internet advertising revenues increased 18.3 percent to $80.0 million from $67.6 million. Internet advertising revenues at the News Media Group increased 11.2 percent to $46.9 million from $42.2 million mainly due to strong growth in national display advertising offset in part by lower classified advertising. In total, Internet businesses accounted for 15.4 percent of the Company’s revenues for the first quarter of 2010 versus 12.9 percent for the first quarter of 2009.

Joint Ventures

Income from joint ventures was $9.1 million compared with $4.4 million in the first quarter of 2009. The first quarter of 2010 includes a $12.7 million pre-tax gain from the sale of an asset at one of the paper mills in which the Company has an investment. Excluding the gain, income from joint ventures was lower in the first quarter compared with the first quarter of 2009 due to lower paper selling prices at both paper mills in which the Company has investments.

Early in the second quarter of 2010, the Company sold 50 of its 750 units in the New England Sports Ventures, LLC (“NESV”). The Company expects to record an approximate $9 million pre-tax gain in the second quarter of 2010 from the sale. Following the sale, the Company owns a 16.57 percent interest in NESV. The Company intends to continue to explore the sale of its remaining interest in NESV, in whole or in parts.

Interest Expense-net

Interest expense, net increased as a result of higher interest rates on the Company’s debt offset in part by lower average debt outstanding.

Income Taxes

The Company's effective income tax rate was 65.6 percent in the first quarter. The high tax rate for the quarter was driven by a $10.9 million one-time tax charge for the reduction in future tax benefits for retiree health benefits resulting from the recently issued federal health care legislation. Excluding the charge, the Company's effective income tax rate was 39.3 percent in the first quarter.

In the first quarter of 2009, the Company recognized a pre-tax loss of $75.4 million but only an income tax benefit of $1.2 million. The tax provision was unfavorably affected by significant losses at the New England Media Group, for which only a minimum state tax benefit was recognized due to a Massachusetts law change, and various nondeductible losses. These items were partially offset by a $12 million adjustment to reduce the Company’s reserve for uncertain tax positions.

Cash and Total Debt

The following table details the maturities and carrying values of the Company's debt, net of cash and cash equivalents as of March 28, 2010.

(in thousands)
2012 4.61% medium-term notes	$75,000
2015 5.0% notes and 14.053% notes	500,000
2019 Option to repurchase ownership interest in headquarters building	250,000
Total	$825,000
Unamortized amounts	(60,777)
Carrying value of debt	$764,223
Capital lease obligations	6,744
Total debt	$770,967
Less: Cash and cash equivalents	100,143
Debt, net of cash and cash equivalents	$670,824

As of the end of the first quarter of 2010, excluding letters of credit, there were no outstanding borrowings under the Company’s $400.0 million revolving credit facility.

Capital Expenditures

Capital expenditures totaled approximately $4 million in the first quarter of 2010.

Pension Contributions

Early in the second quarter of 2010, the Company made a discretionary contribution of $78 million to one of its sponsored qualified pension plans, reducing the underfunded status. The Company may make additional discretionary contributions to its sponsored qualified pension plans in 2010 depending on cash flows, pension asset performance, interest rates and other factors.

2010 Expectations

While we will remain diligent in managing our operating expenses, we expect that through the remainder of 2010 year-over-year cost savings will moderate, in part because we will be cycling past several major expense-reduction initiatives implemented in mid-2009, we reinstated many of the salary rollbacks implemented in the second quarter of 2009, and newsprint prices are currently rising. We do expect to manage our operating cost base such that we will adjust expense levels to offset any revenue declines through the remainder of the year.

Given recent announcements of additional price increases by suppliers, we expect newsprint price comparisons to be slightly favorable in the second quarter and unfavorable in the third and fourth quarters of 2010.

In addition, the Company expects the following on a pre-tax basis in 2010:

  Depreciation and amortization: $125 to $130 million,
  Capital expenditures: $45 to $55 million,
  Interest expense, net: $85 to $90 million, and
  Income from joint ventures: $5 to $10 million, excluding a gain of approximately $13 million (the Company’s share is approximately $10 million) from the sale of an asset at one of the paper mills in which the Company has an investment and a gain of approximately $9 million from the sale of a portion of the Company’s interest in NESV.

Conference Call Information

The Company’s first-quarter 2010 earnings conference call will be held on Thursday, April 22, at 11:00 a.m. E.T. To access the call, dial 800-967-7141 (in the U.S.) and 719-457-2665 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors, and a transcript of the call will also be posted. The archive and transcript will be available for approximately three months.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, April 23. The access code is 4695852.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 27, 2009. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2009 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	First Quarter
	2010	2009	% Change
Revenues
Advertising	$312,658	$332,838	-6.1%
Circulation	236,863	228,914	3.5%
Other (a)	38,346	45,381	-15.5%
Total	587,867	607,133	-3.2%

Operating costs
Production costs	240,849	289,730	-16.9%
Selling, general and administrative costs	263,971	325,987	-19.0%
Depreciation and amortization	30,389	36,741	-17.3%
Total	535,209	652,458	-18.0%

Loss on leases (b)	-	16,363	N/A

Operating profit/(loss)	52,658	(61,688)	*

Income from joint ventures (c)	9,111	4,403	*

Interest expense, net	20,584	18,146	13.4%

Income/(loss) from continuing operations before
income taxes	41,185	(75,431)	*

Income tax expense/(benefit) (d)	27,027	(1,171)	*

Income/(loss) from continuing operations	14,158	(74,260)	*

Income from discontinued operations,
net of income taxes (e)	-	31	N/A

Net income/(loss)	14,158	(74,229)	*

Net income attributable to the noncontrolling interest	(1,365)	(239)	*

Net income/(loss) attributable to The New York Times
Company common stockholders	$12,793	$(74,468)	*

Amounts attributable to The New York Times
Company common stockholders:
Income/(loss) from continuing operations	$12,793	$(74,499)	*
Income from discontinued operations	-	31	N/A
Net income/(loss)	$12,793	$(74,468)	*

Average Number of Common Shares Outstanding:
Basic	145,195	143,907	0.9%
Diluted	153,924	143,907	7.0%

Basic Earnings/(Loss) Per Share attributable to The New York
Times Company common stockholders:
Income/(loss) from continuing operations	$0.09	$(0.52)	*
Income from discontinued operations	0.00	0.00	N/A
Net income/(loss)	$0.09	$(0.52)	*

Diluted Earnings/(Loss) Per Share attributable to The New York
Times Company common stockholders:
Income/(loss) from continuing operations	$0.08	$(0.52)	*
Income from discontinued operations	0.00	0.00	N/A
Net income/(loss)	$0.08	$(0.52)	*

Dividends Per Share	$0.00	$0.00	N/A

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	First Quarter
	2010	2009	% Change

Revenues
News Media Group	$553,169	$580,293	-4.7%
About Group	34,698	26,840	29.3%
Total	$587,867	$607,133	-3.2%

Operating Profit/(Loss)
News Media Group	$48,471	$(54,346)	*
About Group	16,560	8,951	85.0%
Corporate	(12,373)	(16,293)	-24.1%
Total	$52,658	$(61,688)	*

Operating Profit/(Loss) Before Depreciation & Amortization, Severance & A Special Item (f)
News Media Group	$76,177	$19,844	*
About Group	19,477	12,048	61.7%
Corporate	(12,370)	(15,491)	-20.1%
Total	$83,284	$16,401	*

* Represents an increase in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2010
	First Quarter	% Change vs. 2009

The New York Times Media Group
Advertising	$185,059	-7.2%
Circulation	173,419	3.9%
Other	22,100	-21.3%
Total	$380,578	-3.5%

New England Media Group
Advertising	$50,259	-9.8%
Circulation	41,290	8.3%
Other	9,964	-6.5%
Total	$101,513	-2.8%

Regional Media Group
Advertising	$44,260	-15.5%
Circulation	22,154	-7.3%
Other	4,664	-11.0%
Total	$71,078	-12.8%

Total News Media Group
Advertising	$279,578	-9.1%
Circulation	236,863	3.5%
Other (a)	36,728	-16.5%
Total	$553,169	-4.7%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)
	2010
	First Quarter	% Change vs. 2009

News Media Group
National	$158,868	-6.0%
Retail	63,701	-11.0%
Classified:
Help-Wanted	9,474	-17.1%
Real Estate	16,494	-23.9%
Automotive	9,731	-13.4%
Other	12,905	-4.1%
Total Classified	48,604	-15.9%
Other	8,405	-5.9%
Total News Media Group	279,578	-9.1%

About Group	33,080	30.0%

Total Company	$312,658	-6.1%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, rental income, digital archives and direct mail advertising services.

(b)	In the first quarter of 2009, the Company recorded an estimated loss on leases of $16.4 million at City & Suburban. In the fourth quarter of 2009, the Company recorded an adjustment of $6.5 million to this estimate.

(c)	Includes a $12.7 million pre-tax gain from the sale of an asset at one of the paper mills in which the Company has an investment. The Company's share of the pre-tax gain, after eliminating the noncontrolling interest portion, is $10.2 million.

(d)	Includes a $10.9 million ($.07 per share) one-time tax charge for the reduction in future tax benefits for retiree health benefits resulting from the recently issued federal health care legislation.

(e)	In the fourth quarter of 2009, the Company sold WQXR-FM, its New York City classical radio station. The results for WQXR-FM, which had previously been included in The New York Times Media Group, are now classified as discontinued operations for all periods presented.

	Results for WQXR-FM were as follows:

		First Quarter
		2010	2009
	Revenues	$-	$1,889
	Pre-tax income	$-	$54
	Income tax expense	-	23
	Income from discontinued operations, net of income taxes	$-	$31

(f)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization, severance and a special item.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings/(loss) per share from continuing operations excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance, and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings/(loss) per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.
Reconciliation of diluted earnings/(loss) per share from continuing operations excluding severance and special items

	First Quarter
	2010	2009	% Change

Diluted earnings/(loss) per share
from continuing operations	$0.08	$(0.52)	*

Add:

Severance	0.00	0.11

Special items:
Tax expense - federal health care legislation	0.07	0.00
Gain on sale of joint venture asset	(0.04)	0.00
Loss on leases	0.00	0.07
Diluted earnings/(loss) per share from continuing
operations excluding severance and special items	$0.11	$(0.34)	*

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and a special item

	First Quarter 2010
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$48,471	$16,560	$(12,373)	$52,658

Add:
Depreciation & amortization	27,472	2,917	-	30,389

Severance	234	-	3	237

Operating profit/(loss) before depreciation &
amortization and severance	$76,177	$19,477	$(12,370)	$83,284

	First Quarter 2009
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$(54,346)	$8,951	$(16,293)	$(61,688)

Add:

Depreciation & amortization	33,959	2,782	-	36,741

Severance	23,868	315	802	24,985

Special item:
Loss on leases	16,363	-	-	16,363

Operating profit/(loss) before depreciation &
amortization, severance and a special item	$19,844	$12,048	$(15,491)	$16,401

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	*	85.0%	-24.1%	*

Add:

Depreciation & amortization	-19.1%	4.9%	N/A	-17.3%

Severance	-99.0%	-100.0%	-99.6%	-99.1%

Special item:
Loss on leases	N/A	N/A	N/A	N/A

Operating profit/(loss) before depreciation &
amortization, severance and a special item	*	61.7%	-20.1%	*

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	First Quarter
	2010	2009	% Change

Total Company

Operating costs	$535,209	$652,458	-18.0%

Less:

Depreciation & amortization	30,389	36,741

Severance	237	24,985

Operating costs before depreciation &
amortization and severance	504,583	590,732	-14.6%

Less:

Raw materials	37,018	55,930

Operating costs before depreciation & amortization,
severance and raw materials	$467,565	$534,802	-12.6%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	First Quarter
	2010	2009	% Change

News Media Group

Operating costs	$504,698	$618,276	-18.4%

Less:
Depreciation & amortization	27,472	33,959

Severance	234	23,868

Operating costs before depreciation &
amortization and severance	$476,992	$560,449	-14.9%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	First Quarter
	2010	2009	% Change

About Group

Operating costs	$18,138	$17,889	1.4%

Less:

Depreciation & amortization	2,917	2,782

Severance	-	315

Operating costs before depreciation &
amortization and severance	$15,221	$14,792	2.9%

This press release can be downloaded from www.nytco.com.

CONTACT:
The New York Times Company
Paula Schwartz, 212-556-4317
paula.schwartz@nytimes.com